PROCEPT BioRobotics Reports First Quarter 2025 Financial Results and Increases 2025 Revenue Guidance

SAN JOSE, Calif., April 24, 2025 -- PROCEPT BioRobotics® Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended March 31, 2025.

Recent Highlights

•Total revenue of $69.2 million for the first quarter of 2025, an increase of 55% compared to the prior year period in 2024
•U.S. handpiece and consumables revenue of 38.0 million for the first quarter of 2025, an increase of 61% compared to the prior year period in 2024
•Sold 43 new robotic systems in the U.S. in the first quarter of 2025
•U.S. system and rental revenue of $18.7 million for the first quarter of 2025, an increase of 31% compared to the prior year period in 2024
•International revenue of $8.9 million for the first quarter of 2025, an increase of 104% compared to the prior year period in 2024
•Increased fiscal year 2025 total revenue guidance to $323 million, an increase of 44% compared to the prior year period in 2024

“We began 2025 with strong performance, delivering total revenue growth of 55% in the first quarter. Procedural momentum remained robust heading into the second quarter, reinforcing our confidence that the saline disruption is behind us and that we are well-positioned for another year of strong procedure growth,” said Reza Zadno, Chief Executive Officer. “The U.S. launch of our Hydros™ system continues to build momentum, particularly among large strategic Integrated Delivery Networks. In the first quarter, approximately 45% of U.S. system placements came from corporate IDN multi-unit orders, which we believe provides further evidence that offering Aquablation® therapy is becoming a long-term strategic priority for leading health systems.”

First Quarter 2025 Financial Results

Total revenue for the first quarter of 2025 was $69.2 million, an increase of 55% compared to the prior year period. U.S. revenue was $60.3 million, representing growth of 50% compared to the prior year period. The increase was primarily driven by system sales to new hospital customers and increased handpiece revenue. U.S. handpiece and consumable revenue for the first quarter of 2025 was $38.0 million, an increase of 61% compared to the prior year period. U.S. system revenue for the first quarter of 2025 was $18.7 million, an increase of 31% compared to the prior year period. As of March 31, 2025, the install base of robotic systems in the U.S. was 547 systems. International revenue was $8.9 million for the quarter, an increase of 104% compared to the prior year period.

Gross margin for the first quarter 2025 was 64% compared to 56% in the prior year period and 64% in the fourth quarter of 2024. Gross margin expansion in the first quarter was due to improved operational efficiencies and overhead absorption, along with higher average selling prices on U.S. robotic systems.

Operating expenses in the first quarter of 2025 were $71.6 million, compared with $52.7 million in the prior year period. The increase in operating expenses was primarily due to expenses to expand the commercial organization, increased research and development expenses and increased general and administrative expenses.

Net loss was $24.7 million for the first quarter of 2025, compared to a loss of $26.0 million in the prior year period. Adjusted EBITDA was a loss of $15.8 million for the first quarter of 2025, compared to a loss of $20.4 million in the prior year period.

Cash, cash equivalents and restricted cash balances as of March 31, 2025, totaled $319.2, while long-term borrowings totaled $52.0 million.

Full Year 2025 Financial Guidance

•The Company projects revenue for the full year 2025 to be $323.0 million, which represents 44% growth over the Company’s prior year revenue. This compares to previous revenue guidance of $320.0 million.
•The Company expects full year 2025 gross margin to be approximately 64.5%. Should global tariff rates remain at current levels, the Company estimates a potential gross margin headwind of approximately $5.0 million, representing a reduction of approximately 150-basis points from our baseline guidance of 64.5%. The majority of this impact is anticipated in the second half of 2025.

•The Company projects full year 2025 total operating expense of approximately $300.0 million and full year 2025 Adjusted EBITDA loss to be ($35.0) million, both are unchanged from previously issued guidance.

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).”

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the first quarter 2025 financial results on Thursday, April 24, 2025, at 8:00 a.m. Eastern Time.

Investors interested in listening to the conference call may do so by following one of the below links:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/nbuh983j/
•Dial-in registration for sell-side research analysts:
◦https://register-conf.media-server.com/register/BIf0642be5c58c4fc0a4350040b0b9caf9

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics’ mission is to revolutionize BPH treatment globally in partnership with urologists by delivering best-in-class robotic solutions that positively impact patients and drive value. PROCEPT BioRobotics manufactures the AQUABEAM® and HYDROS Robotic Systems. The HYDROS Robotic System is the only AI-Powered, robotic technology that delivers Aquablation therapy. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe, and durable outcomes for males suffering from lower urinary tract symptoms or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. The Company has developed a significant and growing body of clinical evidence with over 150 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.

The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.

Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2025, statements regarding the potential utilities, values, benefits and advantages of Aquablation therapy performed using PROCEPT BioRobotics’ products, including AquaBeam or Hydros Robotic Systems, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on the Company’s current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which the Company is not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, clinical trial outcomes, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margins, profitability, operating expenses, installed base growth, commercial momentum and overall business strategy. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K filed with the SEC on February 27, 2025, and amended on April 11, 2025, and subsequent quarterly reports on Form 10-Q. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.

Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit https://aquablation.com/safety-information/

Investor Contact:
Matt Bacso
VP, Investor Relations and Business Operations
m.bacso@procept-biorobotics.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Revenue	$69,162	$44,539
Cost of sales	25,001	19,505
Gross profit	44,161	25,034
Operating expenses:
Research and development	16,402	13,084
Selling, general and administrative	55,197	39,599
Total operating expenses	71,599	52,683
Loss from operations	(27,438)	(27,649)
Interest expense	(877)	(1,045)
Interest and other income, net	3,578	2,737
Net loss	$(24,737)	$(25,957)
Net loss per share, basic and diluted	$(0.45)	$(0.51)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	54,917	51,011

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended March 31,
	2025	2024
Net loss	$(24,737)	$(25,957)
Depreciation and amortization expense	1,475	1,184
Stock-based compensation expense	10,108	6,256
Interest (income) and interest expense, net	(2,654)	(1,838)
Adjusted EBITDA	$(15,808)	$(20,355)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2025 EBITDA Guidance
(Unaudited, in thousands)

2025
Net loss	$(82,400)
Depreciation and amortization expense	6,800
Stock-based compensation expense	50,000
Interest (income) and interest expense, net	(9,400)
Adjusted EBITDA	$(35,000)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$316,207	$333,725
Accounts receivable, net	79,267	83,496
Inventory	62,330	56,168
Prepaid expenses and other current assets	7,987	8,453
Total current assets	465,791	481,842
Restricted cash, non-current	3,038	3,038
Property and equipment, net	28,127	26,709
Operating lease right-of-use assets, net	18,605	18,941
Intangible assets, net	864	932
Other assets	2,950	2,555
Total assets	$519,375	$534,017

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$14,827	$10,032
Accrued compensation	14,976	21,537
Deferred revenue	9,799	9,565
Operating leases, current	1,983	1,910
Loan facility liability	2,000	2,000
Other current liabilities	8,479	8,089
Total current liabilities	52,064	53,133
Long-term debt	51,498	51,472
Operating leases, non-current	26,332	26,868
Other liabilities	324	324
Total liabilities	130,218	131,797

Stockholders’ equity:
Additional paid-in capital	959,656	948,091
Accumulated other comprehensive gain	223	114
Accumulated deficit	(570,722)	(545,985)
Total stockholders’ equity	389,157	402,220
Total liabilities and stockholders’ equity	$519,375	$534,017

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(Unaudited, in thousands)

	Three Months Ended March 31,
	2025	2024
U.S.
System sales and rentals	$18,687	$14,236
Handpieces and other consumables	38,011	23,618
Service	3,596	2,347
Total U.S. revenue	60,294	40,201
Outside of U.S.
System sales and rentals	3,853	1,740
Handpieces and other consumables	4,477	2,343
Service	538	255
Total outside of U.S. revenue	8,868	4,338
Total revenue	$69,162	$44,539